Exhibit 10.20

SHAREHOLDERS AGREEMENT

dated as of [__], 2026

by and among

ADI Global Distribution Inc.,

CD&R Channel Holdings, L.P.,

CD&R Channel Holdings II, L.P.,

Clayton, Dubilier & Rice Fund XII, L.P.,

(solely for purposes of Section 3.6), and

the other parties referenced herein

i

THIS SHAREHOLDERS AGREEMENT, dated as of [__], 2026 (this “Agreement”), is by and among (a) ADI Global Distribution Inc., a Delaware corporation (the “Company”), (b) CD&R Channel Holdings, L.P., a Cayman Islands exempted limited partnership (the “CD&R Shareholder”), (c) CD&R Channel Holdings II, L.P., a Cayman Islands exempted limited partnership (“CD&R II”), (d) William Galvin (the “Other Shareholder” and, together with the CD&R Shareholder, the “Shareholders”), and (e) solely for purposes of Section 3.6 hereof, Clayton, Dubilier & Rice Fund XII, L.P., a Cayman Islands exempted limited partnership (the “CD&R Fund”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth in Section 4.8 hereof.

RECITALS:

WHEREAS, on the date hereof, the Company is spinning off from Resideo Technologies, Inc., a Delaware corporation (“Resideo”), pursuant to the terms of that certain Separation and Distribution Agreement, dated as of [__], 2026, by and between the Company and Resideo (as may be amended, restated or modified from time to time, the “Separation Agreement” and such transaction, the “Spin-Off”);

WHEREAS, as partial consideration for the transfer and contribution by Resideo of the assets and liabilities related to the ADI business to the Company and its Subsidiaries as contemplated by the Separation Agreement, the Company issued [__] shares (the “Exchanged Shares”) of its preferred stock, par value $0.001 per share, designated as “Series A Cumulative Convertible Participating Preferred Stock” (the “Preferred Stock”), having the terms set forth in the Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Participating Preferred Stock in the form attached hereto as Exhibit A (the “Certificate of Designations”), to Resideo;

WHEREAS, substantially concurrently with the consummation of the transactions contemplated by the Separation Agreement, pursuant to the terms of that certain Exchange Agreement, dated as of [__], 2026, by and among Resideo and each Shareholder (as may be amended, restated or modified from time to time, the “Exchange Agreement”), Resideo transferred the Exchanged Shares (representing all of the shares of Preferred Stock held by it) to the Shareholders in exchange for the number of shares of Series A Cumulative Convertible Participating Preferred Stock of Resideo, par value $0.001 per share, held by the Shareholders as set forth in the Exchange Agreement;

WHEREAS, the Preferred Stock will be convertible into shares of Common Stock of the Company on the terms set forth in the Certificate of Designations and this Agreement;

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, CD&R II is hereby agreeing to become a party to, and be bound by the applicable terms of, this Agreement in its own capacity as a party to this Agreement and as a “CD&R Shareholder Party” hereunder; and

WHEREAS, as a condition to the consummation of the transactions contemplated by the Exchange Agreement, the parties hereto are entering into this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in a correspondingly identified schedule attached hereto (such schedules, collectively, the “Disclosure Schedules”), the Company represents and warrants to each Shareholder and CD&R II, as of the date hereof (except to the extent made only as of a specified date, in which case as of such date), that:

Section 1.1. Organization and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, has all requisite corporate power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where such failure to be so qualified, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole. True and accurate copies of the amended and restated certificate of incorporation of the Company (the “Certificate of Incorporation”) and the amended and restated bylaws of the Company (the “Bylaws”), each as in effect as of the date of this Agreement and immediately after giving effect to the consummation of the transactions contemplated by the Separation Agreement, have been made available to each Shareholder and CD&R II prior to the date hereof.

Section 1.2. Authorization.

(a) The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company (the “Company Board”). This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the applicable parties hereto and thereto (other than the Company), each of this Agreement and the other Transaction Documents constitute a valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, and no other corporate proceedings or approval of the Company’s stockholders are necessary for the performance by the Company of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby (including, for the avoidance of doubt the conversion of Exchanged Shares in accordance with the Certificate of Designations).

(b) Neither the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of any Company Group Member under any of the terms, conditions or provisions of (x) the Certificate of Incorporation, the Certificate of Designations, the Bylaws or the certificate of incorporation, charter, articles of association, bylaws or other governing instrument of any Subsidiary of the Company or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Company Group Member is a party or by which it may be bound, or to which any Company Group Member or any of the properties or assets of any Company Group Member may be subject (including any of the Existing Debt Agreements), or (ii) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to any Company Group Member or any of its respective properties or assets, except in the case of clauses (i)(y) and (ii), for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(c) No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity, nor expiration or termination of any statutory waiting period, in each case that has not been made or received or that has not expired, as applicable, prior to the date hereof is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents, except where the failure to obtain such approval or to provide or obtain such notice, registration, declaration, filing, exemption, review, authorization, order, consent or obtain the expiration of such waiting period would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(d) The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NYSE, nor has the Company received as of the date of this Agreement any notification that the SEC or the NYSE is contemplating terminating such registration or listing or otherwise.

Section 1.3. Status of Securities.

(a) (i) The Exchanged Shares and (ii) the shares of Common Stock issuable upon conversion of the Exchanged Shares (including shares of Preferred Stock issued as dividends thereon as provided in the Certificate of Designations) have been duly authorized by all necessary corporate action. The Exchanged Shares have been validly issued, fully paid and nonassessable, will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in each respective Shareholder good title to the Exchanged Shares, free and clear of all Liens (other than restrictions arising under applicable securities Laws and the restrictions set forth in this Agreement, including Section 3.6 hereof, and the Certificate of Designations).

(b) Upon any conversion of any Exchanged Shares (including shares of Preferred Stock issued as dividends thereon as provided in the Certificate of Designations), the shares of Common Stock upon such conversion will be validly issued, fully paid and non-assessable, and will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in such Shareholder good title to all such securities, free and clear of all Liens (other than restrictions arising under applicable securities Laws and the restrictions set forth in this Agreement, including Section 3.6 hereof). The respective rights, preferences, privileges and restrictions of the Common Stock and the Preferred Stock are as stated in the Certificate of Incorporation and the Certificate of Designations and the Bylaws. The shares of Common Stock and shares of Preferred Stock to be issued upon any conversion of the Exchanged Shares (including shares of Preferred Stock issued as dividends thereon as provided in the Certificate of Designations) and have been duly reserved for such issuance.

Section 1.4. Brokers and Finders. No Company Group Member and none of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby. For the avoidance of doubt, this is not a representation with respect to any such fees incurred by Resideo in connection with the transactions contemplated by the Separation Agreement.

Section 1.5. Registration Rights. Except as provided in the Registration Rights Agreement, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding equity securities or any of its equity securities that may be issued subsequently.

Section 1.6. DGCL 203. Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other applicable Laws is applicable to the Company, the transfer of the Exchanged Shares to CD&R Shareholder or any of the transactions contemplated by the Transaction Documents. The Company Board has approved the acquisition by the CD&R Shareholder Parties (individually and collectively) of all Exchanged Shares, all Common Stock received by the CD&R Shareholder Parties in the Spin-Off or upon conversion of Exchanged Shares and all Common Stock and other capital stock acquired without violation of this Agreement for all purposes of Section 203 of the DGCL such that Section 203 of the DGCL will not apply to any transaction between any or all of the CD&R Shareholder Parties, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

Section 1.7. NYSE Listing Requirements. Resideo has approved the transactions contemplated by the Transaction Documents, the Exchange Agreement, including with respect to the Exchanged Shares, the Common Stock issuable upon conversion of the Exchanged Shares and Common Stock issued in connection with the consummation of the Spin-Off, the acquisition by the CD&R Shareholder Parties of additional Preferred Stock, Common Stock or any New Securities, for all purposes of the applicable listing and corporate governance requirements of NYSE.

Section 1.8. No Additional Representations. Except for the representations and warranties made by the Company in this ARTICLE I, neither the Company nor any other person makes any express or implied representation or warranty with respect to any Company Group Member or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to any Shareholder or its representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to any Company Group Member or their respective business, or (ii) except for the representations and warranties made by the Company in this ARTICLE I, any oral or written information presented to any Shareholder or its representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF the shareholders

Except as set forth in Disclosure Schedules, each Shareholder and CD&R II, severally as to itself or himself only and not jointly, hereby represent and warrant to the Company, as of the date hereof (except to the extent made only as of a specified date, in which case as of such date), that:

Section 2.1. Organization and Authority. Such Shareholder and CD&R II (to the extent not a natural Person) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to materially and adversely affect such Shareholder’s or CD&R II’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby on a timely basis, and such Shareholder and CD&R II has the requisite power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

Section 2.2. Authorization.

(a) Such Shareholder and CD&R II has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Shareholder or CD&R II is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Shareholder and CD&R II, as applicable, and to the extent such Shareholder or CD&R II is not a natural Person, no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. This Agreement and each other Transaction Document to which such Shareholder or CD&R II is party has been duly and validly executed and delivered by such Shareholder and CD&R II, as applicable, and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of such Shareholder and CD&R II, as applicable, enforceable against such Shareholder and CD&R II in accordance with its respective terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(b) None of the execution, delivery and performance by such Shareholder or CD&R II of this Agreement, the consummation of the transactions contemplated hereby, or compliance by such Shareholder or CD&R II with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of such Shareholder or CD&R II, as applicable, under any of the terms, conditions or provisions of (x) its governing instruments (if such Shareholder or CD&R II is not a natural Person) or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Shareholder or CD&R II is a party or by which it may be bound, or to which such Shareholder or CD&R II or any of the properties or assets of such Shareholder or CD&R II may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such Shareholder, CD&R II or any of their respective properties or assets except in the case of clauses (i)(y) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect such Shareholder’s or CD&R II’s, as applicable, ability to perform its respective obligations under this Agreement or the other Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby on a timely basis.

(c) Other than federal securities law or securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity, nor expiration or termination of any statutory waiting period, in each case that has not been made or received or that has not expired, as applicable, prior to the date hereof is necessary for the consummation by such Shareholder or CD&R II of the transactions contemplated by this Agreement or the other Transaction Documents.

Section 2.3. Purchase for Investment. Such Shareholder acknowledges that the Exchanged Shares have not been registered under the Securities Act or under any state or other applicable securities laws. Such Shareholder (i) acknowledges that it is acquiring the Exchanged Shares and the Common Stock issuable upon conversion of the Preferred Stock pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Exchanged Shares to any Person in violation of applicable securities laws, (ii) will not sell or otherwise dispose of any of the Exchanged Shares or the Common Stock issuable upon conversion of the Exchanged Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws (and the provisions of Section 3.3 hereof), (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Exchanged Shares and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (v) in the case of the CD&R Shareholder, is a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act), (vi) is acquiring the Exchanged Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities Laws, and (vii) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Exchanged Shares and the Common Stock issuable upon conversion of the Exchanged Shares, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Exchanged Shares and the Common Stock issuable upon conversion of the Exchanged Shares indefinitely and (y) a total loss in respect of such investment. Such Shareholder has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Exchanged Shares and the Common Stock issuable upon conversion of the Exchanged Shares and to protect its own interest in connection with such investment.

Section 2.4. Brokers and Finders. Neither such Shareholder, CD&R II nor their respective Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for such Shareholder or CD&R II, in connection with this Agreement or the transactions contemplated hereby.

Section 2.5. U.S. Persons. No Shareholder nor CD&R II is a “foreign person” as such term is defined in 31 CFR 800.224.

Section 2.6. Acknowledgment of No Other Representations or Warranties. Such Shareholder, CD&R II and their respective Affiliates acknowledge that they conducted their own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and other Company Group Members. Such Shareholder, CD&R II and their respective Affiliates acknowledge and agree that, except for the representations and warranties contained in ARTICLE I, neither the Company nor any of its Subsidiaries, nor any other Person, makes any express or implied representation or warranty with respect to any Company Group Member or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties and such Shareholder and CD&R II acknowledges that neither it nor any Affiliate thereof have relied on any information or material other than the express representations and warranties set forth in ARTICLE I. In particular, without limiting the foregoing disclaimer, neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made any representation or warranty to any Shareholder or CD&R II, or any of their respective Affiliates or representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to any Company Group Member or their respective business, or (ii) except for the representations and warranties made by the Company in ARTICLE I, any oral or written information presented to such Shareholder, CD&R II or any of their respective Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in ARTICLE I, neither the Company nor any of its Affiliates shall have any liability (except in the case of actual fraud) to any Shareholder, CD&R II or their respective Affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Affiliates to such Shareholder, CD&R II or their respective Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

ARTICLE III

Covenants

Section 3.1. Confidentiality. Each party to this Agreement will hold, and will cause its respective Affiliates and their respective directors, managers, officers, employees, agents, auditors, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any Governmental Entity or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure to the extent lawful), and shall not use (other than for purposes of monitoring its investment in the Company or enforcing its rights under this Agreement and the other Transaction Documents to which it is a party), all non-public records, books, contracts, instruments, computer data and other data and information concerning the other parties hereto or their respective Subsidiaries furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement or otherwise in connection with the investment in the Company contemplated by or referenced in this Agreement (except to the extent that such information can be reasonably demonstrated to have been or be (a) previously known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (b) in the public domain through no violation of this Section 3.1 by such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and no party hereto shall, and shall cause their respective Affiliates and their respective directors, managers, officers, employees, agents, auditors, consultants and advisors not to, release or disclose such information to any other Person, except its directors, managers, officers, employees, agents, auditors, consultants and advisors to the extent the disclosure thereto is reasonable in connection with the transactions contemplated hereby or for purposes of monitoring its investment in the Company or enforcing its rights under this Agreement and the other Transaction Documents to which it is a party. Each party shall be responsible for any breach of this Section 3.1 by any Affiliate thereof or any of their respective directors, managers, officers, employees, agents, auditors, consultants and advisors. For purposes of this Section 3.1, any information regarding the Company, its Subsidiaries or their respective assets, liabilities, businesses or operations that was furnished or otherwise made available to any Shareholder or any Affiliate thereof or any of their respective directors, managers, officers, employees, agents, auditors, consultants and advisors by or on behalf of Resideo or any Subsidiary thereof prior to the date hereof shall be deemed to be information that was made available to such Shareholder or Affiliate thereof or applicable director, manager, officer, employee, agent, auditor, consultant or advisor thereof by or on behalf of the Company and is therefore subject to the terms of this Section 3.1.

Section 3.2. Tax Matters.

(a) Each Shareholder and the Company agree that it is their intention that, for U.S. federal (and applicable state and local) income Tax purposes (such tax treatment, the “Intended Tax Treatment”), (i) the Exchanged Shares are equity (and not debt), (ii) not to treat the Exchanged Shares (based on their terms as set forth in the Certificate of Designations) as “preferred stock” within the meaning of Section 305 of the Code, and Treasury Regulations Section 1.305-5 for U.S. federal income tax and withholding tax purposes, and (iii) the Holders shall not be required to include in income as a dividend any amounts in respect of the Exchanged Shares unless and until dividends are declared and paid in cash thereon in accordance with the terms of the Certificate of Designations. The Company will, and will cause any paying agent or other agent of the Company to, report consistently with, and take no positions or actions inconsistent with (including on any IRS Form 1099 or any other information return) the Intended Tax Treatment (including by way of withholding) unless otherwise required by (A) a change in Law that is binding on the Company or (B) a final determination of a taxing authority that is binding on the Company.

(b) The Company and its paying agent shall be entitled to withhold Taxes on all payments on the Exchanged Shares and the Common Stock issuable upon conversion thereof to the extent required by applicable Law. The Company shall use reasonable best efforts to (i) notify a Holder at least ten (10) business days prior to any withholding on payments to such Holder, and (ii) give such Holder a reasonable opportunity to provide any form or certificate to reduce or eliminate such withholding.

(c) At the CD&R Shareholder’s request in connection with any sale, redemption, or other exchange of Exchanged Shares or Common Stock held by the CD&R Shareholder or CD&R II, the Company shall use reasonable efforts to determine within fifteen (15) days of receipt of request from the CD&R Shareholder whether it is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) and shall promptly notify the CD&R Shareholder or CD&R II, as applicable, in writing of its determination of its status as a USRPHC and shall provide to the CD&R Shareholder or CD&R II, as applicable, a statement in accordance with Treasury Regulations Section 1.897-2(h)(1) where it determines the interest being sold is not a United States real property interest within the meaning of Section 897 of the Code, or otherwise inform the CD&R Shareholder or CD&R II, as applicable, in writing that it cannot make such certification under applicable law.

(d) For so long as any Exchanged Shares or any shares of Common Stock issuable upon conversion of the Exchanged Shares are outstanding, the Company is and will remain classified as a corporation for U.S. federal income tax purposes.

(e) Each Shareholder and the Company agree that it is their intention that, for U.S. federal (and applicable state and local) Tax purposes, the Exchange is treated as a distribution of stock pursuant to a transaction described in Sections 368(a)(1)(D) and 355(a) of the Code (the “Exchange Tax Treatment”) that is tax-free to each Shareholder, Resideo, and the Company, except for cash that Shareholders may receive (if any) in lieu of fractional shares. Each Shareholder and the Company shall (and shall cause their respective Affiliates to) file all tax returns and otherwise report consistently with, the Exchange Tax Treatment, except as otherwise required by a change in applicable Law after the date of this Agreement or pursuant to a final determination within the meaning of Section 1313(a) of the Code (or any corresponding provision of state or local Law). The Company shall, to the extent permitted by applicable Law (and not otherwise directed not to do so by a Governmental Entity), (i) keep the CD&R Shareholder reasonably informed regarding any material audit, investigation, or other proceeding by a Governmental Entity with respect to the Exchange Tax Treatment (each, a “Tax Proceeding”), and (ii) reasonably consult with and consider in good faith any reasonable comments of the CD&R Shareholder regarding the conduct of any Tax Proceeding. For the avoidance of doubt, any information or documentation made available under this Agreement, including pursuant to this Section 3.2(e), shall be subject to the confidentiality provisions set forth in Section 3.1.

Section 3.3. Transfer Restrictions.

(a) Each Shareholder and CD&R II hereby agrees that, except as set forth in the remaining provisions of this Section 3.3, from the consummation of the Spin-Off (if and only if the Spin-Off occurs) until August [●], 2028 (the “Lock-Up Period”) the Other Shareholder and CD&R Shareholder Parties shall not, directly or indirectly, in any single transaction or series of related transactions: (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to (A) any of the Exchanged Shares (or any shares of Preferred Stock issued as dividends on the Exchanged Shares) or any shares of Common Stock received upon conversion thereof, (B) any shares of Common Stock owned by the Other Shareholder or CD&R Shareholder Parties as of immediately following the consummation of the Spin-Off, or (C) any shares of capital stock received in exchange for or as a distribution on or with respect to such Exchanged Shares or shares of Preferred Stock or Common Stock (such shares referred to in clauses (A)-(C), but excluding any shares of capital stock of Resideo, collectively, the “Lock-Up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or voting rights in respect of, any of the Lock-Up Shares, for cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (collectively, the transfers or other actions referred to in clauses (a), (b) and (c) above, a “Transfer”); provided that any request or demand to file, or the filing of, a registration statement or a prospectus supplement or any amendments thereto in accordance with the Registration Rights Agreement shall not violate the restrictions set forth in clauses (a), (b) and (c) of this sentence. Each of the Other Shareholder, CD&R Shareholder and CD&R II hereby authorizes the Company during the Lock-Up Period to cause its transfer agent for the Lock-Up Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Lock-Up Shares for which the Other Shareholder, CD&R Shareholder, CD&R II (or any other CD&R Shareholder Party) is the record or beneficial holder with respect to any Transfer of Lock-Up Shares during the Lock-Up Period that is prohibited in accordance with this Section 3.3. Each of the Other Shareholder, CD&R Shareholder and CD&R II hereby agrees that (other than in the case of a Transfer pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence or, in the case of a Transfer pursuant to clauses (v) or (vi) of the following sentence, if such Transfer is to one or more CD&R Shareholder Parties) the Other Shareholder and the CD&R Shareholder Parties shall not Transfer the Exchanged Shares (or any shares of Preferred Stock issued as dividends on the Exchanged Shares) unless such shares are converted into Common Stock in connection with such Transfer; provided, that the Other Shareholder or CD&R Shareholder Parties, as applicable, shall be permitted to Transfer the Exchanged Shares (and any shares of Preferred Stock issued as dividends on the Exchanged Shares) without converting such shares into Common Stock if the Common Stock ceases to be listed or quoted on the NYSE or another U.S. national securities exchange or automated inter-dealer quotation system. Notwithstanding the foregoing provisions of this Section 3.3(a) (but without limiting the limitations on Transferring Preferred Stock pursuant to the foregoing sentence), any CD&R Shareholder Party may Transfer the Lock-Up Shares (i) to another CD&R Shareholder Party, but only if (x) such other CD&R Shareholder Party agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Lock-Up Shares so Transferred back to the transferor at or before such time as the transferee ceases to be a CD&R Shareholder Party, and (y) either (1) such transferee is an entity that is treated for U.S. federal income tax purposes as disregarded as separate from the transferring CD&R Shareholder Party (or the transferring CD&R Shareholder Party is an entity that is treated for U.S. federal income tax purposes as disregarded as separate from the transferee) or (2) the Transfer does not result in the recognition of more than an insubstantial amount of gain or loss for U.S. federal income tax purposes with respect to the Transferred Lock-Up Shares, which gain or loss shall in no event exceed [  ]% of the fair market value of the Lock-Up Shares subject to the Transfer; (ii) to the Company (including by way of surrender, exchange or repurchase) or any Subsidiary of the Company; (iii) pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any Subsidiary thereof, in each case of this clause (iii), approved by the Company Board or any liquidation, dissolution or winding up of the Company; (iv) pursuant to a pledge in respect of a Permitted Loan (A) that qualifies as an Existing Permitted Loan, (B) where either (1) a CD&R Affiliate provides a guaranty from a creditworthy entity to the maker(s) of the Permitted Loan in respect of all obligations under such Permitted Loan or (2) the CD&R Shareholder provides a written representation to the Company and Resideo prior to the making of such Permitted Loan to the effect that it reasonably believes, as of the date of the incurrence of such Permitted Loan, that such Permitted Loan is unlikely to be repaid through a Transfer of Lock-Up Shares to the applicable lender(s) thereof, in each case, where such Permitted Loan otherwise satisfies the requirements of Section 3.3(d), including that such Permitted Loan is not a Margin Loan, or (C) that is incurred after the date hereof in connection with an acquisition of shares of capital stock from the Company in a primary issuance and otherwise satisfies the requirements of Section 3.3(d), including such Permitted Loan is not a Margin Loan and, in any such case of clause of this clause (iv), shall include (I) a Transfer to the lender of a Permitted Loan in connection with a foreclosure of such pledge, and (II) any pledge entered into in connection with a refinancing of a Permitted Loan described in such clause (so long as such refinancing loan complies with the terms of such clause) and a Transfer to the lender thereof in connection with a foreclosure of such a pledge, in each case, in accordance with terms of this Agreement; (v) subject to compliance with Section 3.3(b) and the third sentence of this Section 3.3(a), to any Person so long as the applicable CD&R Shareholder Party effecting the Transfer pursuant to this clause (v) concurrently Transfers a proportionate amount of the Resideo Common Stock owned by such CD&R Shareholder Party (if Common Stock is being Transferred by such CD&R Shareholder Party) or Resideo Preferred Stock (if Preferred Stock is being Transferred by such CD&R Shareholder Party) (e.g., if a CD&R Shareholder Party proposes to Transfer 5% of the shares of Common Stock held by such CD&R Shareholder Party, it must concurrently transfer 5% of the shares of Resideo Common Stock held by such CD&R Shareholder Party); and/or (vi) for any Transfer (including to another CD&R Shareholder Party if clause (y) of clause (i) of this sentence is not otherwise satisfied) being entered into or consummated after October [___],1 2027, if a CD&R Shareholder Party causes an Unqualified Tax Opinion to be provided to the Company and Resideo prior to such Transfer, it being understood that no Transfers shall be permitted pursuant to this clause (vi) prior to October [__], 2027. The term “concurrently” in clause (v) requires that the dispositions occur within thirty (30) calendar days of each other as part of the same integrated plan. The Company shall, at the sole cost and expense of the CD&R Shareholder Parties, reasonably cooperate with the CD&R Shareholder Parties, and shall provide any information reasonably necessary in connection with obtaining any such Unqualified Tax Opinion. Notwithstanding anything to the contrary stated herein or in the Certificate of Designations, without limiting the rights of any CD&R Shareholder Party to Transfer the Lock-Up Shares prior to expiration or termination of the Lock-Up Period in accordance with this paragraph and notwithstanding any such Transfer, for all purposes hereof and the Certificate of Designations, the Lock-Up Period shall not be deemed to have terminated or expired until August [__], 2028 unless consented to in writing by the Company, the CD&R Shareholder and CD&R II; provided that if any CD&R Shareholder Party effects a Transfer of a portion of the applicable shares described on Schedule 3.3(a) held by it pursuant to clause (vi) hereof prior to the expiration of the Lock-Up Period, then solely for purposes of Section 6(a) and Section 10(a) of the Certificate of Designations, the Lock-Up Period in respect of a proportional number of shares of Preferred Stock shall be deemed to have terminated such that the Company may effect an optional conversion pursuant to Section 6(a) or optional redemption pursuant to Section 10(a) of the Certificates of Designations in respect of such proportional amount of shares of Preferred Stock, subject in each case, to the satisfaction of any conditions or terms set forth therein in order to effect any such conversion or redemption (e.g., if a CD&R Shareholder Party proposes to Transfer 1,000 shares of Common Stock issued upon conversion of the Preferred Stock held by it pursuant to clause (vi), the Lock-Up Period with respect to a number of shares of Preferred Stock held by the CD&R Shareholder Parties equaling 1,000 shares of Common Stock on an as-converted basis (or, if less, all of the remaining Preferred Stock) will be deemed to have terminated solely for the purposes of Section 6(a) and Section 10(a) of the Certificate of Designations). To the extent that any CD&R Shareholder Party wishes to Transfer any of the Lock-Up Shares prior to expiration of the Lock-Up Period in reliance on the foregoing clauses (i) or (v), the applicable CD&R Shareholder Party shall use reasonable efforts to provide written notice to the Company and Resideo in reasonable detail at least five (5) business days prior to the contemplated Transfer necessary to permit the Company and Resideo to evaluate the consequences of the applicable Transfer under Section 355 of the Code (and the CD&R Shareholder Party shall thereafter provide such additional information with respect thereto as the Company and Resideo may reasonably request); provided that, for the avoidance of doubt, in no event shall this sentence provide any consent right to the Company or Resideo or limit the rights of any CD&R Shareholder Party to Transfer the Lock-Up Shares in accordance with this Section 3.3(a) and the CD&R Shareholder Party may, without breach of this Agreement, proceed with such Transfer without delay, provided such Transfer is in compliance with Section 3.3.

1	To be 14 months after the Distribution Date.

(b) Without limiting the terms set forth in Section 3.3(a), neither the Other Shareholder nor any CD&R Shareholder Party shall at any time (including after the end of the Lock-Up Period), directly or indirectly, without the prior written consent of the majority of the Company Board excluding the CD&R Designees, in any single transaction or series of related transactions, Transfer any of the Lock-Up Shares or any other shares of capital stock of the Company now owned or hereafter acquired by the Other Shareholder or any CD&R Shareholder Party, as applicable:

(1) other than in accordance with all applicable Laws and the other terms and conditions of this Agreement; or

(2) to any Person that is a Prohibited Transferee, other than any Transfer on the open market in reliance upon Rule 144 of the Securities Act or pursuant to a valid registration statement (including a registration statement filed pursuant to the Registration Rights Agreement).

Neither the Other Shareholder nor any CD&R Shareholder Party shall be deemed to have breached their obligations under Section 3.3(b)(2) as it relates to Prohibited Transferees with respect to the Transfer of Exchanged Shares or any other shares of capital stock of the Company to any Person (including through a Block Sale (as defined in the Registration Rights Agreement)) so long as such CD&R Shareholder Party acts in good faith, based on generally available public information and the advice of its legal and financial advisors and after reasonable inquiry, determines that neither such Person nor its Affiliates is a Prohibited Transferee. The reporting by a Person of its ownership of the securities of an issuer on Schedule 13G shall be deemed to establish conclusively that such person is not an Activist Investor with respect to such issuer for purposes of the definition of “Activist Investor”, except to the extent such person subsequently (but prior to such Transfer) files a Schedule 13D with respect to such issuer; provided that any such determination for any Person with respect to one issuer shall not preclude such Person from otherwise being an Activist Investor.

(c) Any attempted Transfer in violation of this Section 3.3 shall be null and void ab initio.

(d) Subject to the terms set forth in this Section 3.3(d), after the expiration of the Lock-Up Period (or prior to such expiration, in respect of any Permitted Loan that satisfies the requirements set forth in clause (iv) of Section 3.3(a)) the CD&R Shareholder Parties shall be permitted to pledge the Lock-Up Shares in respect of one or more bona fide loans made to the CD&R Shareholder Parties by a Person who is not (and whose Affiliates are not) Prohibited Transferees (each, a “Permitted Loan”); provided, that, (i) at least five (5) business days prior to the execution of definitive documentation in respect of any such Permitted Loan and the consummation thereof, the CD&R Shareholder Parties shall provide (or have provided in the case of the Existing Permitted Loan) written notice to the Company of the identity of the lender or lenders thereunder and shall provide such other information about the lenders or the loan reasonably requested by the Company to comply with, or monitor compliance with, this Agreement, and (ii) any such Permitted Loan (including the Existing Permitted Loan) shall not be a Margin Loan. Notwithstanding the foregoing or anything to the contrary herein, any Permitted Loan entered into by such CD&R Shareholder Party shall only be with (or provided by) one or more commercial banks or financial institutions that are not Prohibited Transferees (such financial institutions or banks excluding any Prohibited Transferee, collectively referred to herein as “lenders”), and no Prohibited Transferee shall be permitted to have any direct or indirect interest in any such Permitted Loan (whether by participation or otherwise) and the definitive documentation in respect of any such Permitted Loan shall provide that any transfer, assignment or participation to any Prohibited Transferee will be void. Nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities affiliate) or collateral agent to foreclose upon and sell, dispose of or otherwise transfer any Lock-Up Shares pledged to secure the obligations of the borrower following an event of default under a Permitted Loan, provided that no such sale, disposition or other transfer may be made to a Prohibited Transferee. Notwithstanding the foregoing or anything to the contrary herein, in the event that any lender or other creditor with respect to a Permitted Loan (including any agent or trustee on their behalf) or any Affiliate of the foregoing exercises any rights or remedies in respect of the Lock-Up Shares or any other collateral for any Permitted Loan or Transfers or causes the Transfer of any Lock-Up Shares, no lender, creditor, agent, trustee or transferee or Affiliate of any of the foregoing (including any subsequent transferee of any of the foregoing but excluding, for the avoidance of doubt, the CD&R Shareholder Parties) shall be entitled to any rights under this Agreement, including under ARTICLE III (except under this Section 3.3(d)) or any of the board designation rights set forth in the Certificate of Designations (it being understood that such lender shall continue to have the economic rights associated with the ownership of the Preferred Stock as set forth in the Certificate of Designations (including the right to dividends and priority returns in the event of a liquidation)). In connection with any foreclosure of the Lock-Up Shares, the applicable lender, creditor, agent, trustee or transferee shall execute and deliver to the Company a written agreement pursuant to which it agrees to be bound by this Agreement on terms reasonably acceptable to the Company. Subject to the terms set forth in this and the immediately succeeding sentence, on or after the date hereof, if requested by a CD&R Shareholder Party, at the sole cost and expense of the CD&R Shareholder Parties, the Company will use reasonable best efforts to provide such cooperation and assistance as may be reasonably requested in connection with such CD&R Shareholder Party obtaining any Permitted Loan, provided that any cooperation and assistance as the CD&R Shareholder may reasonably request will not unreasonably disrupt the operation of the Company’s business, which cooperation may include entering into such customary agreements (including an issuer agreement) in forms reasonably acceptable to the Company, and using commercially reasonable efforts to cause any transfer agent to take such actions and enter into such agreements, as are reasonably requested by a CD&R Shareholder Party. In connection with any cooperation or assistance contemplated pursuant to the foregoing sentence, neither the Company nor any of its Subsidiaries shall (A) be required to pay any fees, expenses or other amounts in connection with obtaining any Permitted Loan, (B) be required to enter into, or cause any other person to enter into, any agreement or instrument unless it is on terms reasonably acceptable to the Company or (C) have any liability or obligation under any Permitted Loan or any related document or any other agreement or document in connection with any Permitted Loan (except for this Agreement and any agreement entered into by the Company or any such Subsidiary in accordance with this Section 3.3). In addition, nothing herein will require the Company or its Subsidiaries to provide (or be deemed to require the Company to prepare) any pro forma financial statements, projections or other prospective or non-public information in connection with any Permitted Loan.

(e) Notwithstanding anything in this Agreement or elsewhere to the contrary, no sale by any CD&R Shareholder Party (other than any CD&R Designee) of the Preferred Stock or any shares of Common Stock issuable or issued upon conversion of any of the Preferred Stock or purchase by any CD&R Shareholder Party of any Common Stock of the Company (either directly or indirectly through another Person) shall be subject to any policies, procedures or limitations (other than any applicable federal securities laws and any other applicable laws) otherwise applicable to the CD&R Designees with respect to trading in the Company’s securities and the Company acknowledges and agrees that such policies, procedures or limitations applicable to the CD&R Designees shall not be violated by any such transfer or purchase, other than any applicable federal securities laws and any other applicable laws.

(f) The Company shall, at each Shareholder’s and CD&R II’s sole cost and expense, provide such reasonable cooperation as reasonably requested by such Shareholder and CD&R II and their respective Affiliates in connection with any transfer not prohibited by this Section 3.3.

Section 3.4. Board Representation. The Company and CD&R Shareholder acknowledge and agree that the provisions of Section 12 of the Certificate of Designations shall survive the repurchase, redemption, conversion and cancellation of the Preferred Stock and any termination or cancellation of the Certificate of Designations, and each of the Company and the CD&R Shareholder shall continue to comply with such provisions as if fully set forth at length herein following any such repurchase, redemption, conversion, cancellation or termination.

Section 3.5. Preemptive Rights.

(a) From the date hereof until such time as the CD&R Shareholder Parties cease to Beneficially Own at least twenty five percent (25%) of the Exchanged Shares received by the CD&R Shareholder pursuant to the Exchange Agreement (adjusted for subdivisions, stock-splits, combinations, recapitalizations or similar events; and provided that any shares of Common Stock issued upon conversion of shares of Preferred Stock shall be treated as that number of shares of Preferred Stock from which such shares of Common Stock were converted), if the Company makes any public or non-public offering of any Equity Securities or any securities to one or more Persons (other than a CD&R Shareholder Party) that are convertible or exchangeable into (or exercisable for) Equity Securities, including, for the purposes of this Section 3.5, warrants, options or other such rights to purchase such Equity Securities (any such security, a “New Security”) (other than (1) pursuant to any employee or director benefit plan or the granting or exercise of employee stock options or RSUs or PRSUs or other equity incentives pursuant to the Company Equity Plans (or any successor or additional equity incentive plans of the Company for the benefit of employees, directors or other service providers of the Company) or employment or consulting or other service provider arrangements with the Company or any of its Subsidiaries, (2) issuances made as consideration for any acquisition (by sale, merger in which the Company is the surviving corporation, or otherwise) by the Company or any Subsidiary thereof of equity in, or assets of, another Person, business unit, division or business, (3) issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event, (4) issuances of Equity Securities issued upon conversion or exchange of, or as a dividend on, shares of Preferred Stock or other Equity Securities then outstanding and that were issued in compliance with the terms of this Agreement, and (5) Equity Securities issued to (i) lenders in connection with bona fide debt financings, or (ii) to joint venture or strategic partners in exchange for contribution of assets (other than cash, cash equivalents or marketable securities) or services (in each case, other than a relationship focused on the raising of equity capital) approved by the Board of Directors) (such securities contemplated for issuance pursuant to clauses (1) through (5) of this proviso, “Exempted Securities”), the CD&R Shareholder and each CD&R Shareholder Party to whom the CD&R Shareholder later transfers any shares of Preferred Stock acquired by the CD&R Shareholder upon the consummation of the transactions contemplated by the Exchange Agreement (or any shares of Common Stock issued upon conversion of such shares of Preferred Stock) shall be afforded the opportunity to acquire from the Company such CD&R Shareholder Party’s Preemptive Rights Portion of such New Securities for the same price as that offered to the other purchasers of such Equity Securities or other securities (except, in the case of any Equity Securities otherwise subject to a public offering, the purchase price shall be the gross price of such Equity Securities and shall not be net of any underwriters’ discount, commission or similar fee); provided, that the CD&R Shareholder Parties shall not be entitled to acquire the portion of any New Securities pursuant to this Section 3.5 to the extent the portion of the issuance of such New Securities to the CD&R Shareholder Parties would require approval of the stockholders of the Company pursuant to the rules and listing standards of the NYSE (or another Acceptable Exchange, as applicable), in which case the Company may, with respect to the portion of such New Securities so subject to approval of stockholders of the Company, consummate the proposed issuance of New Securities to other Persons without compliance with this Section 3.5(a) but subject to compliance by the Company with Section 3.5(f) below.

(b) Subject to the foregoing proviso in Section 3.5(a), the amount of New Securities that each CD&R Shareholder Party shall be entitled to purchase in the aggregate shall be determined by multiplying (1) the total number of such offered shares of New Securities by (2) a fraction, the numerator of which is the number of shares of As-Converted Common Stock held by such CD&R Shareholder Party, as of the date of the Preemptive Rights Notice (or as of a date as close as reasonably practicable to such date), and the denominator of which is the number of shares of As-Converted Common Stock outstanding as of the date of the Preemptive Rights Notice (or as of a date as close as reasonably practicable to such date) (the “Preemptive Rights Portion”).

(c) If the Company proposes to offer New Securities that are subject to the preemptive rights of the CD&R Shareholder as set forth in this Section 3.5, it shall give the CD&R Shareholder Parties written notice (the “Preemptive Rights Notice”) of its intention, describing the anticipated price (or range of anticipated prices), anticipated amount of New Securities and other anticipated material terms and timing upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) at least five (5) business days prior to such issuance (or, in the case of a registered public offering, at least five (5) business days prior to the commencement of such registered public offering) (provided that, to the extent the terms of such offering cannot reasonably be provided five (5) business days prior to such issuance, notice of such terms may be given as promptly as reasonably practicable but in any event prior to such issuance) and the Company shall provide reasonable detail to the CD&R Shareholder if it determines that the proviso to Section 3.5(a) limits in whole or in part the number of New Securities that the CD&R Shareholder Parties may acquire. The Company may provide such notice to the CD&R Shareholder on a confidential basis prior to public disclosure of such offering. The CD&R Shareholder may notify the Company in writing at any time on or prior to the earlier of (i) three (3) business days following the delivery of the Preemptive Rights Notice, and (ii) the second (2nd) business day immediately preceding the date of such issuance (or, if notice of all such terms has not been given earlier than the second (2nd) business day immediately preceding the date of such issuance, at any time prior to such issuance) whether any of the CD&R Shareholder Parties will exercise such preemptive rights and as to the amount of New Securities the CD&R Shareholder Parties desire to purchase, up to the maximum amount calculated pursuant to Section 3.5(a). Such notice to the Company shall constitute a binding commitment by the CD&R Shareholder Parties to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. Subject to the Company’s timely delivery of the Preemptive Rights Notice, the failure of the CD&R Shareholder Parties (or any of them) to respond by the time a response is required pursuant to this Section 3.5(c) shall be deemed to be a waiver of the CD&R Shareholder Parties’ purchase rights under this Section 3.5 only with respect to the offering described in the applicable Preemptive Rights Notice.

(d) Each CD&R Shareholder Party shall purchase the New Securities that it has elected to purchase under this Section 3.5 concurrently with the related issuance of such New Securities by the Company (subject to the receipt of any required approvals from any Governmental Entity to consummate such purchase by such CD&R Shareholder Party); provided, that if such related issuance is prior to the fifteenth (15th) business day following the date on which such CD&R Shareholder Party has notified the Company that it has elected to purchase New Securities pursuant to this Section 3.5, then each CD&R Shareholder Party shall purchase such New Securities within fifteen (15) business days following the date of the related issuance. If the proposed issuance by the Company of securities which gave rise to the exercise by the CD&R Shareholder Parties of its preemptive rights pursuant to this Section 3.5 shall be terminated or abandoned by the Company without the issuance of any securities, then the purchase rights of the CD&R Shareholder Parties pursuant to this Section 3.5 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the CD&R Shareholder Parties in respect thereof shall be refunded in full.

(e) In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Company Board; provided, however, that such fair value as determined by the Company Board shall not exceed the aggregate market price of the securities being offered as of the date the Company Board authorizes the offering of such securities.

(f) In the event that the CD&R Shareholder Parties are not entitled to acquire any New Securities pursuant to this Section 3.5 because such issuance would require the Company to obtain stockholder approval in respect of the issuance of such New Securities to the CD&R Shareholder Parties pursuant to the rules and listing standards of NYSE (or another Acceptable Exchange, as applicable), the Company, including in the case of clause (i) of this Section 3.5(f) acting through the Company Board, shall, upon the CD&R Shareholder’s reasonable request delivered to the Company in writing within five (5) business days following its receipt of the written notice of such issuance to the CD&R Shareholder pursuant to Section 3.5(c), at the CD&R Shareholder’s election, (i) waive the restrictions set forth in Section 3.6 solely to the extent necessary to permit any CD&R Shareholder Party to acquire, prior to the date that is six months following such issuance, such number of New Securities that were not issued by application of the proviso to Section 3.5(a); (ii) consider and discuss in good faith modifications proposed by the CD&R Shareholder Parties to the terms and conditions of such portion of the New Securities which would otherwise be issued to the CD&R Shareholder Parties such that the Company would not be required to obtain stockholder approval in respect of the issuance of such New Securities as so modified; and/or (iii) solely to the extent that stockholder approval is required in connection with the issuance of Equity Securities (including New Securities) to Persons other than the CD&R Shareholder Parties, use reasonable best efforts to seek stockholder approval in respect of the issuance of any New Securities to the CD&R Shareholder Parties.

(g) The election by any CD&R Shareholder Party to not exercise its subscription rights under this Section 3.5 in any one instance shall not affect its right as to any subsequent proposed issuance.

(h) The Company and the CD&R Shareholder Parties shall cooperate in good faith to facilitate the exercise of the CD&R Shareholder Parties’ rights pursuant to this Section 3.5, including using reasonable best efforts to secure any required approvals or consents (other than the approval of the stockholders of the Company unless otherwise expressly specified in Section 3.5(f)).

Section 3.6. Standstill. Each of CD&R Fund, the CD&R Shareholder Parties and the Other Shareholder agree that during the Standstill Period, without the prior written approval of the Company Board, such CD&R Fund, the CD&R Shareholder Parties and the Other Shareholder shall not, directly or indirectly, and shall cause their respective Affiliates not to (either individually, or in concert with any other Person, or as a “group” (as such term is used in Section 13(d)(3) of the Exchange Act)):

(1) acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire (except in nonpublic communications that would not reasonably be expected to require the Company, the CD&R Shareholder Parties, the Other Shareholder, any of their respective Affiliates or any other Person to make any public announcement or other disclosure with respect thereto, including pursuant to Section 13 of the Exchange Act), by purchase or otherwise, of record or through Beneficial Ownership, directly or indirectly, any Equity Securities, loans or debt securities of the Company or any of its Subsidiaries or direct or indirect rights to acquire any Equity Securities, loans or debt securities of the Company or any of its Subsidiaries, any securities or rights convertible into or exchangeable for any such Equity Securities, loans or debt securities or any options or other derivative securities or contracts or instruments in any way related to the price of Equity Securities, loans or debt securities of the Company or any of its Subsidiaries or substantially all of the assets or property of the Company and its Subsidiaries (but in any case excluding any issuance by the Company or any Subsidiary thereof of any of the foregoing (A) to any CD&R Designee as compensation for their membership on the Company Board (including, for the avoidance of doubt, any such compensation which a CD&R Designee has assigned to any CD&R Shareholder Party) or (B) as a result of a dividend payment on, or the conversion of, the Preferred Stock pursuant to the provisions of the Certificate of Designations); provided, that notwithstanding the foregoing or any other limitation imposed by this Agreement, any CD&R Fund, CD&R Shareholder Parties and their respective Affiliates shall be permitted to acquire shares of Common Stock in the open market or otherwise so long as, after giving effect to the acquisition thereof, the CD&R Fund, CD&R Shareholder Parties and their respective Affiliates (excluding, for the avoidance of doubt, the Other Shareholder), in the aggregate, would not Beneficially Own or have economic exposure to greater than 19.9% of the then outstanding Common Stock assuming the conversion into Common Stock of all shares of Preferred Stock held by the CD&R Fund, the CD&R Shareholder Parties and their respective Affiliates; provided further that, for the avoidance of doubt, the foregoing limitation shall in no manner limit the Company’s obligation to pay dividends or any other premiums (including redemption premiums) on the Preferred Stock in accordance with the provisions set forth in the Certificate of Designation (and, for purposes of the foregoing calculation, the CD&R Fund, CD&R Shareholder Parties and their respective Affiliates’ Beneficial Ownership and economic exposure shall not be impacted by any such premiums or dividends or any compensation assigned from the CD&R Designees described in the foregoing clause (A) to the extent in excess of 19.9%);

(2) other than solely to effectuate the nomination and election of the CD&R Designees pursuant to Section 12 of the Certificate of Designations, make or in any way participate or engage in any “solicitation” of “proxies” or consents (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders (or action by written consent in lieu thereof) or initiate or make any stockholder proposal for action by the Company’s stockholders, other than with respect to the designation of any CD&R Designees pursuant to this Agreement or the solicitation of “proxies” or consents with respect to the election of Persons nominated to be directors by the Company Board, seek election to or to place a representative on the Company Board or seek the removal of any director from the Company Board;

(3) make any announcement with respect to, or offer, propose or indicate an interest in (in each case with or without conditions) (except in nonpublic communications that would not reasonably be expected to require the Company, the CD&R Shareholder Parties, the Other Shareholder, any of their respective Affiliates or any other Person to make any public announcement or other disclosure with respect thereto, including pursuant to Section 13 of the Exchange Act), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of all or substantially all of the assets of the Company or its Subsidiaries, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities or assets, or enter into any negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person (other than advisors of the CD&R Fund, the CD&R Shareholder Parties and their respective Affiliates, in such advisors’ capacity as such) regarding any of the foregoing;

(4) effect or seek to effect (including by entering into negotiations, agreements or understandings with any third person), offer or propose (except in nonpublic communications that would not reasonably be expected to require the Company, the CD&R Shareholder Parties, the Other Shareholder, any of their respective Affiliates or any other Person to make any public announcement or other disclosure with respect thereto, including pursuant to Section 13 of the Exchange Act) to effect, or cause or participate in, or in any way assist or facilitate (including through the provision of financing) any other Person to effect or seek, offer or propose to effect or participate in a merger, consolidation, division, acquisition or exchange of any Equity Securities of the Company or any Subsidiary thereof or any material portion of the assets thereof, change of control transaction, recapitalization, restructuring, liquidation or similar transaction involving the Company or any of its Subsidiaries;

(5) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, management or the Company Board, the Company or any of its Subsidiaries;

(6) make any public proposal or public statement of inquiry or publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(7) other than in respect of purchases of Common Stock not prohibited by clause (1), take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 3.6;

(8) enter into any negotiations, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, any CD&R Shareholder Parties) with respect to any of the foregoing, including forming, joining or in any way participating in a “group” (as such term is used in Section 13(d)(3) of the Exchange Act) with any third party with respect to any securities of the Company or its Subsidiaries or otherwise in connection with any of the foregoing;

(9) request the Company or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 3.6, provided that this clause shall not prohibit the CD&R Shareholder Parties from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 3.6, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person;

(10) contest the validity of this Section 3.6 or make, initiate, take or participate in any demand or action (legal or otherwise) to alter or terminate any provision of this Section 3.6;

(11) deposit any Equity Securities owned thereby (whether Beneficial Ownership or record ownership) in any voting trust or subject any such Equity Securities to any arrangement or agreement (other than customary brokerage accounts, margin accounts, prime brokerage accounts and the like) with respect to the voting of any such Equity Securities, other than any such voting trust, arrangement or agreement solely among CD&R Fund, the CD&R Shareholder Parties and their respective Affiliates and granting proxies in solicitations approved by the Company Board;

(12) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that derives any significant part of its value from a decline in the market price or value of any of the securities or loans of the Company or its Subsidiaries; or

(13) advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, encourage or direct any other person to do, any of the foregoing;

provided, however, that nothing in this Section 3.6 will limit (1) the CD&R Shareholder Parties’ ability to submit on a confidential basis any communication or proposal to the Company Board that would not reasonably be expected to require the Company, the CD&R Shareholder Parties, any of their respective Affiliates or any other Person to make any public announcement or other disclosure with respect thereto, including pursuant to Section 13 of the Exchange Act, (2) the CD&R Shareholder Parties’ ability to vote (subject to the terms of this Agreement and other Transaction Documents) or Transfer (subject to Section 3.3 and the other Transaction Documents) their shares of Preferred Stock or Common Stock, or otherwise exercise rights under their shares of Preferred Stock pursuant to the Certificate of Designations, (3) the preemptive rights of any CD&R Shareholder Party pursuant to Section 3.5, or (4) the ability of any CD&R Designee to act in his or her capacity as a member of the Company Board, including, but not limited to, his or her ability to vote or otherwise exercise his or her fiduciary duties.

Section 3.7. Legend.

(a) Each Shareholder and CD&R II agree that any certificates or other instruments representing the Preferred Stock or Common Stock subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SHAREHOLDERS AGREEMENT, DATED AS OF [__], 2026, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of any Shareholder or CD&R II, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Preferred Stock or Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement). Each Shareholder acknowledges that the Preferred Stock and Common Stock issuable upon conversion of the Preferred Stock or, if applicable, issued pursuant to this Agreement have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Preferred Stock or Common Stock issuable upon conversion of the Preferred Stock or, if applicable, issued pursuant to this Agreement, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

Section 3.8. Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction, pays dividends in kind on the Preferred Stock or if the Company proposes to take or omit to take any other action under Section 3.5 (including granting to the CD&R Shareholder or any CD&R Shareholder Party the right to participate in any issuance of New Securities) or if there is any other event or circumstance that may result in the CD&R Group and/or any CD&R Person being deemed to have made a disposition or acquisition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act to or from the Company (including the purchase by the CD&R Shareholder of any New Securities under Section 3.5), and if any CD&R Person is serving on the Company Board at such time or has served on the Company Board during the preceding six months, then upon request of the CD&R Shareholder or any CD&R Shareholder Party and so long as the taking of any actions contemplated hereby are in compliance with applicable Law (including the fiduciary duties of the Company Board or applicable committee thereof), including Rule 16b-3 under the Exchange Act, the Company shall use its reasonable best efforts to cause (i) the Company Board or a committee of the Company Board composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act to pre-approve such acquisition or disposition of equity securities of the Company or derivatives thereof (which transaction, for the avoidance of doubt, must be in compliance with the terms of this Agreement) for the express (and only) purpose of exempting the CD&R Group’s or any CD&R Person’s interests (in each case, to the extent such persons may be deemed to be a director or “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder to the extent applicable and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by the CD&R Group or any CD&R Person of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the CD&R Shareholder or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer, then the Company shall use reasonable best efforts to cause such other issuer to pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the CD&R Group’s and any CD&R Person’s (in each case, to the extent such persons may be deemed to be a director or “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder to the extent applicable.

Section 3.9. D&O Indemnification / Insurance Priority Matters. Each CD&R Designee who serves as a member of the Company Board (including a CD&R Director) (collectively, the “Section 3.9 Persons”) shall be eligible to enter into an indemnification agreement consistent with then-current form entered into by other directors of the Company. The Company acknowledges and agrees that any Section 3.9 Person who is a partner, member, employee, advisor or consultant of any member of the CD&R Group may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable member of the CD&R Group (collectively, the “CD&R Indemnitors”). The Company acknowledges and agrees that the Company shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the Certificate of Incorporation, Bylaws and/or indemnification agreement to any Section 3.9 Person, in his or her capacity as a director of the Company or any of its Subsidiaries, as applicable (such that the Company’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the CD&R Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary). Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (a) the Certificate of Incorporation and/or Bylaws of the Company as in effect from time to time and/or (b) such other agreement, if any, between the Company and such indemnitees, without regard to any rights such indemnitees may have against the CD&R Indemnitors. No advancement or payment by the CD&R Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Company in their capacities as directors shall affect the foregoing and the CD&R Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Company.

Section 3.10. NYSE Listing. At any time that any Preferred Stock is outstanding, the Company (x) shall from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of the Preferred Stock then outstanding and (y) shall not effect any voluntary deregistration under the Exchange Act or any voluntary delisting of the Common Stock from NYSE except as part of a Change of Control (as defined in the Certificate of Designations) or if approved in writing by the CD&R Shareholder and CD&R II.

Section 3.11. Anti-Takeover Provisions. From and after the date hereof, the Company shall use reasonable best efforts to, and shall cause each of its Subsidiaries to (a) use reasonable best efforts to take all reasonable action necessary within their control (other than waiving any of the Company’s rights under this Agreement) so that no “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation or any anti-takeover or similar provision in the Certificate of Incorporation, bylaws or similar organizational documents of the Company or any Subsidiary thereof is applicable to the CD&R Shareholder Parties Beneficially Owning the Preferred Stock, the Common Stock to be issued upon conversion of the Preferred Stock, acquiring additional Preferred Stock and Common Stock or any New Securities, and (b) not adopt or repeal, as the case may be, any shareholder rights plan, “poison pill” or similar measure that is applicable to any of the foregoing or which would prevent any of the CD&R Shareholder Parties from exercising any of the rights contemplated hereby or by the Certificate of Designations or from acquiring Preferred Stock, Common Stock or New Securities without violation of this Agreement. Without limiting the generality of the foregoing and without limiting or waiving the approval already obtained from the Company Board in connection with the execution and delivery of this Agreement, from time to time, upon the request of any of the CD&R Shareholder Parties, the Company shall take such further actions as reasonably requested by any of the CD&R Shareholder Parties such that the Company Board approves in advance any transaction permitted pursuant to the terms of this Agreement that would result in one or more of the CD&R Shareholder Parties becoming an “interested stockholder” within the meaning Section 203 of the DGCL.

ARTICLE IV

Miscellaneous

Section 4.1. Amendment; Waiver. This Agreement may be amended, modified and supplemented in any and all respects only by an instrument in writing signed by the CD&R Shareholder, CD&R II and the Company. Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 4.2. Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts (including by.pdf,.tif,.gif,.jpg or similar attachment to email (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by Electronic Delivery shall be deemed to be an original and effective as delivery of a manually executed counterpart of this Agreement. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 4.3. Governing Law. This Agreement, and all claims, controversies or causes of action arising in connection herewith (whether sounding in tort, statute or contract), shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 4.4. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING THE PERFORMANCE THEREOF) OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT MAKES THIS WAIVER VOLUNTARILY AND THAT THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 4.4.

Section 4.5. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered by hand, or sent by email, or sent by reputable overnight courier service and shall be deemed to have been duly delivered and received hereunder when given when so delivered by hand, or, if mailed, one business day after mailing by reputable overnight courier service or, if emailed, on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating nondelivery is promptly received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 4.5):

(a) If to the CD&R Shareholder and CD&R II:

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attention:	Andrew Campelli
Michael Pratt
Email:	ACampelli@cdr-inc.com
mpratt@cdr-inc.com

with a copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP

333 W Wolf Point Plaza

Chicago, IL 60654

Attention:	Richard J. Campbell, P.C.
Kyle P. Elder, P.C.
Email:	richard.campbell@kirkland.com
kyle.elder@kirkland.com

(b) If to the Other Shareholder

[Address]

Attention:	William Galvin
Email:	[__]

(c) If to the Company:

ADI Global Distribution Inc.

275 Broadhollow Rd Suite 400
Melville, NY 11747

E-mail:	[__]
Attention:	[__]

with a copy to (which copy alone shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019

E-mail:	rleaf@willkie.com
jfertman@willkie.com
tprakash@willkie.com
Attention:	Russell L. Leaf
Jared N. Fertman
Tej Prakash

Section 4.6. Entire Agreement. This Agreement and the other Transaction Documents, together with any Exhibit hereto or thereto and the Disclosure Schedules constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. For the avoidance of doubt, that certain Investment Agreement, by and between Resideo, the CD&R Shareholder, CD&R II and the other parties thereto, dated as of April 14, 2024, as amended by that certain Amendment No. 1 to the Investment Agreement entered into as of June 14, 2024, and that certain Amendment No. 2 to the Investment Agreement entered into as of the date hereof (as may be further amended, supplemented or modified from time to time in accordance with its terms), and the Transaction Documents (as defined and referenced therein) shall continue to remain in full force and effect in accordance with their respective terms.

Section 4.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of each of the Company, the CD&R Shareholder and CD&R II; provided, however, that the CD&R Shareholder and CD&R II may assign their rights, interests and obligations under this Agreement, in whole or in part, to one or more of their respective Affiliates in accordance with a Transfer of Exchanged Shares or Common Stock issued upon the conversion thereof pursuant to Section 3.3. In the event of an assignment contemplated by this Section 4.7, such assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided, that no such assignment will relieve the CD&R Shareholder and CD&R II of their respective obligations hereunder prior to the Transfer. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 4.8. Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and, unless specified otherwise, references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(1)	the term “business day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are generally required or authorized by Law to be closed in New York City, New York;

(2)	the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(3)	the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(4)	the phrase “to the extent” means the degree to which a matter extends (rather than “if”);

(5)	the word “or” is not exclusive; and

(6)	the term “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(7)	“Acceptable Exchange” shall have the meaning set forth in the Certificate of Designations.

(8)	“accredited investor” shall have the meaning set forth in Section 2.3.

(9)	“Activist Investor” means, as of any date, any Person that has, directly or indirectly through its Affiliates, whether individually or as a member of a publicly disclosed “group” (as such term is used in Section 13(d)(3) of the Exchange Act), within the three-year period immediately preceding such date (i) publicly made, engaged in or been a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC), including in connection with a proposed change in control or other extraordinary or fundamental transaction involving any such company or any of its Subsidiaries, or a public proposal for the election or replacement of any directors of any such company, unless in each case and for the avoidance of doubt, in support of a proposal approved by the board of directors of such publicly traded company prior the investor taking such public action, (ii) publicly called, or publicly sought to call, a meeting of stockholders of any publicly traded company or publicly initiated any stockholder proposal or meeting agenda item for action by stockholders of any such publicly traded company (including through action by written consent), in each case not approved by the board of directors (or equivalent) of such company prior to first public disclosure thereof, (iii) commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) to acquire equity securities of any publicly traded company that was not approved (at or before the time of commencement) by the board of directors (or equivalent) of such company, or (iv) publicly disclosed any intention, plan, arrangement or other Contract to do any of the foregoing.

(10)	“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person; provided, that for purposes of this Agreement (i) portfolio companies in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person (other than for purposes of Section 2.4, Section 2.6, Section 3.1), (ii) no Company Group Member, and none of the Company’s other controlled Affiliates, will be deemed to be Affiliates of any Shareholder, or vice versa, (iii) each Subsidiary of the Company will be deemed an Affiliate of the Company and of each other Subsidiary of the Company, (iv) neither Resideo nor any of its Subsidiaries will be deemed to be Affiliates of any Company Group Member, or vice versa; and (v) no CD&R Shareholder will be deemed an Affiliate of Resideo and its Subsidiaries, or vice versa. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(11)	“Agreement” shall have the meaning set forth in the Preamble.

(12)	“As-Converted Common Stock” means at the time of determination (i) the issued and outstanding Common Stock, (ii) shares of Common Stock issuable upon conversion of all issued and outstanding shares of Preferred Stock (including shares of Preferred Stock issued as dividends thereon pursuant to the Certificate of Designations), and (iii) shares of Common Stock issuable upon the conversion, exchange or settlement of any other issued and outstanding securities or rights of or issued by the Company but only to the extent at the time of determination the holder thereof has the right to so convert, exchange or settle such securities or rights.

(13)	“Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any Person’s Beneficial Ownership, such person shall be deemed to be the Beneficial Owner of any Equity Securities which may be acquired by such person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Company or any Subsidiary thereof or that primarily relate to Equity Securities of the Company.

(14)	“Bylaws” shall have the meaning set forth in Section 1.1.

(15)	“CD&R” shall mean Clayton, Dubilier & Rice, LLC or a successor thereto.

(16)	“CD&R Affiliate” shall mean any of CD&R, any private equity fund managed or advised by CD&R or any general partner thereof, or any of their respective Affiliates.

(17)	“CD&R Designee” has the meaning set forth in the Certificate of Designations.

(18)	“CD&R Director” shall mean each CD&R Designee and any other person that is a managing director, officer, advisor or employee of CD&R or other CD&R management entity or general partner, in each case, that is serving on the Company Board.

(19)	“CD&R Fund” shall have the meaning set forth in the Preamble.

(20)	“CD&R Group” shall mean the CD&R Shareholder together with its Affiliates, including CD&R Affiliates.

(21)	“CD&R Indemnitors” shall have the meaning set forth in Section 3.9.

(22)	“CD&R Person” shall mean any CD&R Director.

(23)	“CD&R Shareholder” shall have the meaning set forth in the Preamble.

(24)	“CD&R Shareholder Parties” means the CD&R Shareholder and any CD&R Affiliate, including, for the avoidance of doubt, CD&R II.

(25)	“Certificate of Designations” shall have the meaning set forth in the Recitals, as such Certificate of Designations may be amended, modified or restated from time to time.

(26)	“Certificate of Incorporation” shall have the meaning set forth in Section 1.1.

(27)	“Chosen Courts” shall have the meaning set forth in Section 4.14.

(28)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(29)	“Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

(30)	“Company” shall have the meaning set forth in the Preamble.

(31)	“Company Board” shall have the meaning set forth in Section 1.2(a).

(32)	“Company Equity Plans” means [__], as amended from time to time in the ordinary course of business, and the forms of award agreements thereunder.

(33)	“Company Group” means the Company and its Subsidiaries from time to time.

(34)	“Company Group Member” means any corporation, partnership, joint venture, limited liability company, unincorporated association, trust or other entity within the Company Group.

(35)	“Contract” means any written or oral agreement, arrangement, commitment or other instrument or obligation.

(36)	“DGCL” means the General Corporation Law of the State of Delaware, as amended.

(37)	“Disclosure Schedules” shall have the meaning set forth in ARTICLE I.

(38)	“Electronic Delivery” shall have the meaning set forth in Section 4.2.

(39)	“Equity Securities” means the equity securities of the Company, including the Common Stock, Preferred Stock and any other securities, options, warrants, rights or instruments that are convertible into or exercisable or exchangeable for shares of Common Stock or that derive their value principally from the appreciation or depreciation in the value of the Common Stock.

(40)	“Exchange” shall have the meaning set forth in the Exchange Agreement.

(41)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(42)	“Exchange Agreement” shall have the meaning set forth in the Recitals.

(43)	“Exchanged Shares” shall have the meaning set forth in the Recitals.

(44)	“Exchange Tax Treatment” has the meaning set forth in Section 3.2(e).

(45)	“Existing Debt Agreements” means the Debt Financing Documents as defined in the Certificate of Designations.

(46)	“Existing Permitted Loan” means a loan made to the CD&R Shareholder Parties that is outstanding as of March 1, 2026 that satisfies the requirements of Section 3.3(d) of this Agreement as it was in effect as of March 1, 2026, including that such loan is not a Margin Loan.

(47)	“Form 10” means the registration statement on Form 10, dated as of [__], 2026, filed by the Company with the SEC on [__], 2026.

(48)	“Governmental Entity” means any transnational, multinational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency, commission or official, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non-governmental self-regulatory agency, commission or authority.

(49)	“Holder” shall have the meaning set forth in the Certificate of Designations.

(50)	“Intended Tax treatment” shall have the meaning set forth in Section 3.2(a).

(51)	“IRS” means the Internal Revenue Service of the United States of America.

(52)	“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the individuals set forth in Schedule 1.1.

(53)	“Law” or “Laws” mean any statute, law, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by any Governmental Entity.

(54)	“lenders” shall have the meaning set forth in Section 3.3(d).

(55)	“Lien” means any mortgage, deed of trust, pledge, option, power of sale, retention of title, right of pre-emption, right of first refusal, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or an agreement, arrangement or obligation to create any of the foregoing.

(56)	“Margin Loan” means any loan where the borrowing ability under the loan, rates, acceleration terms or other rights or terms are tied to the trading price of stock and the primary credit support for such loan is such stock and the proceeds therefrom.

(57)	“New Security” shall have the meaning set forth in Section 3.5(a).

(58)	“Non-Recourse Party” shall have the meaning set forth in Section 4.18.

(59)	“NYSE” means the New York Stock Exchange (or its successor).

(60)	“Other Shareholder” shall have the meaning set forth in the Preamble.

(61)	“Permitted Loan” shall have the meaning set forth in Section 3.3(d).

(62)	“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, an association, a trust, other legal entity or organization or Governmental Entity.

(63)	“Preemptive Rights Notice” shall have the meaning set forth in Section 3.5(c).

(64)	“Preemptive Rights Portion” shall have the meaning set forth in Section 3.5(a).

(65)	“Preferred Stock” shall have the meaning set forth in the Recitals.

(66)	“Proceeding” shall have the meaning set forth in Section 4.14.

(67)	“Prohibited Party” means, at any time, (a) any Person (other than the Company and its Subsidiaries) that, directly or indirectly (including through its Affiliates), is primarily engaged (i) in the distribution of (A) low-voltage security and life safety products, audio visual, data com, wire and cable, and smart home solutions, or (B) comfort, energy management, water valve or life safety or security products, services or solutions, or (ii) in the design, manufacture or development of home control solutions or related software, in each case for the foregoing clauses (i) and (ii) for commercial and residential markets, provided, that, for purposes of this definition, a Person will be deemed to be primarily engaged in the relevant business if (x) either it derives more than ten percent (10%) of its consolidated revenue or earnings before interest, taxes, depreciation and amortization (“EBITDA”) from such business in the most recently completed fiscal year thereof immediately prior to the relevant date of determination, or (y) the consolidated revenue or EBITDA derived from such business is ten percent (10%) or more of the consolidated revenue or EBITDA of the Company (excluding consolidated revenue or EBITDA of the Company in respect of the Resideo Retained Business (as defined in the Separation Agreement) as determined in good faith by the Company), in each case for the mostly recently completed fiscal year of such Person (or business) or the Company, as applicable; provided that, for purposes of determining primary engagement pursuant to this clause (a), the businesses and engagements of any Person shall be considered together with all businesses and engagements of such Person’s direct or indirect Subsidiaries and parent entities and (b) any controlled Affiliate of any such Person in the preceding clause (a).

(68)	“Prohibited Transferee” means (a) any Prohibited Party, (b) any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who, individually or together with their Affiliates, either before or after giving effect to the Transfer, Beneficially Owns (or would Beneficially Own) five percent (5%) or more of any class or series (or the voting power of any class or series) of equity securities of the Company or (c) any Activist Investor; provided, that a “Prohibited Transferee” shall not include any Prohibited Party, Activist Investor or other Person or group engaged in a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction involving, or other acquisition of control of, the Company or any of its Subsidiaries that, in each case, is approved by the Company Board.

(69)	“Qualified Tax Advisor” means any nationally recognized Law or accounting firm in the United States that is reasonably acceptable to the Company.

(70)	“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and between the Company and the CD&R Shareholder in the form attached hereto as Exhibit B.

(71)	“Remain-Co” shall have the meaning set forth in Section 4.17.

(72)	“Remain-Co Preferred Stock” shall have the meaning set forth in Section 4.17.

(73)	“Resideo” shall have the meaning set forth in the Recitals.

(74)	“Resideo Common Stock” means the shares of common stock, par value $0.001 per share, of Resideo.

(75)	“Resideo Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of Resideo, designated as Series A Cumulative Convertible Participating Preferred Stock.

(76)	“SEC” means the U.S. Securities and Exchange Commission.

(77)	“Section 3.9 Persons” shall have the meaning set forth in Section 3.9.

(78)	“Securities Act” means the Securities Act of 1933, as amended.

(79)	“Separation Agreement” shall have the meaning set forth in the Recitals.

(80)	“Shareholders” shall have the meaning set forth in the Preamble.

(81)	“Spin-Co” shall have the meaning set forth in Section 4.17.

(82)	“Spin-Co Preferred Stock” shall have the meaning set forth in Section 4.17.

(83)	“Spin-Off” shall have the meaning set forth in the Recitals.

(84)	“Standstill Period” means the longer of (x) the period beginning on the date hereof and ending on June 14, 2027, and (y) the period beginning on the date hereof and ending on the date that is twelve (12) months after the date on which a CD&R Designee is no longer serving on the Company Board (whether due to resignation or otherwise) and the CD&R Shareholder Parties no longer have the right pursuant to the Certificate of Designations to designate any CD&R Designee to serve on the Company Board; provided that the Standstill Period shall immediately terminate and expire (and the restrictions of Section 3.6 shall cease to apply and shall be of no further force and effect) upon the Company entering into, other than in the case of a spin-off transaction, a definitive written agreement to consummate any merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction that is approved by the Company Board and which results in (i) stockholders of the Company immediately prior to such transaction ceasing to own, directly or indirectly, at least 50.1% voting securities of the Company (or any successor or parent entity thereto) immediately following such transaction, (ii) a majority of the assets of the Company being sold to a Person (other than wholly-owned Subsidiaries of the Company) or (iii) the commencement of a tender offer or exchange offer for at least 50.1% voting securities of the Company (or any successor or parent entity thereto) and the Company Board does not recommend rejection of such exchange or tender within 10 business days of the announcement of such tender offer or exchange offer.

(85)	“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, that is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

(86)	“Taxes” means any federal, state, local, provincial or non-U.S. taxes, charges, fees, levies or other assessments, including income, capital gains, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, production, goods and services, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, escheat, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest, penalties and additions to tax thereon, related liabilities and additions thereto).

(87)	“Tax-Free Status of the Transactions” has the meaning set forth in the Tax Matters Agreement.

(88)	“Tax Matters Agreement” has the meaning set forth in the Separation Agreement.

(89)	“Tax Proceeding” has the meaning set forth in Section 3.2(e).

(90)	“Transaction Documents” means this Agreement, the Certificate of Designations and the Registration Rights Agreement.

(91)	“Unqualified Tax Opinion” means, with respect to a Transfer, an unqualified “will” opinion of a Qualified Tax Advisor, in form and substance satisfactory to the Company and Resideo in their sole discretion, addressed to the Company and Resideo and on which the Company and Resideo may rely to the effect that such Transfer, when taken together with any prior Transfers or related transactions, if any, will not affect the Tax-Free Status of the Transactions. Any such tax opinion must assume that the Spin-Off would have qualified for the Tax-Free Status of the Transactions if the Transfer in question did not occur.

(92)	“USRPHC” shall have the meaning set forth in Section 3.2(c).

Section 4.9. Captions. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.10. Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 4.11. No Third Party Beneficiaries. Except as expressly provided herein, nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and their permitted assigns), any benefit, right or remedies; provided that, the CD&R Shareholder Parties are express third party beneficiaries of ARTICLE III, Resideo is an express third party beneficiary of Section 3.3 and each other provision requiring Resideo’s approval, consent or receipt of notice, the CD&R Group are express third party beneficiaries of Section 3.8 and the CD&R Indemnitors are express third party beneficiaries of Section 3.9.

Section 4.12. Public Announcements. Subject to each party’s disclosure obligations imposed by Law or regulation or the rules of any stock exchange upon which its securities are listed, each of the Company, the CD&R Shareholder and CD&R II will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and, except to the extent prohibited by Law, neither the Company, nor the CD&R Shareholder or CD&R II will, or permit their Affiliates to, make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which consent shall not be unreasonably withheld or delayed) and each such party shall coordinate with other the party whose consent is required with respect to any such news release or public disclosure, provided that the foregoing consultation and consent requirements shall not apply with respect to any disclosures made by the Company, the CD&R Shareholder or CD&R II that are consistent with the disclosures set forth in the Form 10. For the avoidance of doubt, the Other Shareholder shall not be permitted to make any public disclosure with respect to this Agreement or any of the transactions contemplated by this Agreement without the prior written consent of the Company, other than pursuant to any required securities filings.

Section 4.13. Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 4.14, without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being (in each case) in addition to any other remedy to which they are entitled at law or in equity. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and without such right, none of the parties would have entered into this Agreement. Each of the parties further agrees not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 4.14. Jurisdiction. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”) for the purpose of any claim, suit, action, litigation, arbitration, whether judicial or administrative (each, a “Proceeding”) arising out of or relating to this Agreement, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Chosen Courts in the event any Proceeding arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, on behalf of itself or its property, in accordance with Section 4.5 (provided, that nothing in this Section 4.14 shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement in any court other than the Chosen Courts. The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The foregoing shall not restrict any party’s right to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment, or to bring suit for the recognition or enforcement of any judgment obtained in any Chosen Court.

Section 4.15. Survival. The representations and warranties of the parties contained in this Agreement shall survive for twelve (12) months following the date hereof. All covenants or other agreements of the parties contained in this Agreement that are required to be performed after the date hereof shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

Section 4.16. Other Shareholder Matters. The Other Shareholder hereby agrees to waive the rights applicable to a “Holder” set forth in Section 10(d) of the Certificate of Designations. In addition, and notwithstanding anything to the contrary stated herein, the Other Shareholder hereby agrees that to the extent this Agreement provides for any right, vote or consent to be exercised by the Shareholders or any Shareholder and not specifically the CD&R Shareholder, such right, vote or consent shall solely be exercised by the CD&R Shareholder on behalf of all Shareholders, it being understood that the Other Shareholder does not have any independent right, vote or consent right hereunder. Each representation, warranty, covenant and agreement of any Shareholder or CD&R II is made as to such Shareholder or CD&R II only and, in no event, shall any Shareholder or CD&R II be responsible or have any liability for any breach by any other such Person.

Section 4.17. Spin-Off Matters. Following the date hereof, if the Company pursues a spin-off transaction, the Company shall, and shall cause its Affiliates to, consult and cooperate in good faith with the CD&R Shareholder with respect to any such spinoff transaction and the structuring thereof (including the allocation of assets and liabilities to the company being distributed (the “Spin-Co”) and the Company after giving effect to the distribution of Spin-Co (the “Remain-Co”), and any financing being provided to Spin-Co and Remain-Co in connection with such spin-off transaction), the documentation related thereto and the matters set forth in this Section 4.17, and shall, in connection with any such spin-off transaction that it consummates, (x) allocate the total Accumulated Amount (as defined in the Certificate of Designations) of the Preferred Stock as of immediately prior to the spin-off transaction to the “Accumulated Amount” of the preferred stock issued by Spin-Co (the “Spin-Co Preferred Stock”) and the “Accumulated Amount” of remaining preferred stock of Remain-Co (the “Remain-Co Preferred Stock”), in each case as of immediately after such spin-off transaction, with such allocation based on the relative equity values (as determined by the Company Board in good faith) for Spin-Co and Remain-Co as of immediately after such spin-off transaction, (y) provide that the Spin-Co Preferred Stock and the Remain-Co Preferred Stock will each have the same pro forma, as-converted, ownership (determined on a percentage basis) immediately after such spinoff transaction as the as-converted ownership of Common Stock represented by the Preferred Stock (determined on a percentage basis) immediately prior to such spin-off transaction, and (z) provide that the Spin-Co Preferred Stock issued in such spin-off transaction plus the Remain-Co Preferred Stock that remains outstanding after such spin-off transaction will have an aggregate economic value immediately after such spin-off transaction no less than the economic value of the Preferred Stock immediately prior to such spin-off transaction (excluding, for the avoidance of doubt, any value creation deemed to arise from such spin-off transaction itself). Except as necessary to effectuate the foregoing provisions of this Section 4.17, the documentation related to the Spin-Co Preferred Stock and the Preferred Stock, and the holders’ rights thereto, shall (except as otherwise agreed by the parties thereto) be substantially consistent with the provisions of the Certificate of Designations, this Agreement and the Registration Rights Agreement, in each case as in effect immediately prior to such spin-off transaction.

Section 4.18. Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (and, in the case of the CD&R Fund, only with respect to its obligations under Section 3.6), including entities that become parties hereto after the date hereof, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated by this Agreement, the other Transaction Documents or in respect of any representations made or alleged to be made in connection herewith or therewith. Without limiting the rights of any party against any other party hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 4.19. Further Assurances. From time to time, as and when reasonably requested, the parties hereto will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

ADI GLOBAL DISTRIBUTION INC.

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

CD&R CHANNEL HOLDINGS, L.P.

By:	CD&R Investment Associates XII, Ltd.
Its:	General Partner

By:
Name:
Title:

CD&R CHANNEL HOLDINGS II, L.P.

By:	CD&R Investment Associates XII, Ltd.
Its:	General Partner

By:
Name:
Title:

CLAYTON, DUBILIER & RICE FUND XII, L.P. (solely for purposes of Section 3.6)

By:	CD&R Associates XII, L.P.,
its general partner

By:	CD&R Investment Associates XII, Ltd.
its general partner

By:
Name:
Title:

William Galvin

[Signature Page to Shareholders Agreement]

Exhibit A

Form of Certificate of Designations

[See attached.]

Exhibit B

Form of Registration Rights Agreement

[See attached.]